                                                                   EXHIBIT 12-3

MCN INVESTMENT CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

                                        Twelve Months        Twelve Months      Twelve Months    Twelve Months      Twelve Months
                                            Ended               Ended               Ended            Ended              Ended
                                     December 31, 1997   December 31, 1996   December 31, 1995  December 31, 1994  December 31, 1993
                                     -----------------------------------------------------------------------------------------------
EARNINGS AS DEFINED (1)(4)
Pre-tax income (2)                       $     51,892        $    21,899         $  13,163       $      6,696       $     5,003
Fixed charges (3)                              65,891             41,628            24,748             13,640             4,612
                                         ------------        -----------         ---------       ------------       -----------
  Earnings as defined                    $    117,783        $    63,527         $  37,911       $     20,336       $     9,615
                                         ============        ===========         =========       ============       ===========

FIXED CHARGES AS DEFINED (1)(4)
Interest, expensed                       $     64,434        $    40,523         $  24,151       $     13,365       $     4,507
Interest, capitalized                          15,002              8,002             5,895              2,089             1,579
Amortization of debt discounts,
  premium and expense                           1,183                982               520                275                94
Interest implicit in rentals                      274                123                77                  -                11
                                         ------------        -----------         ---------       ------------       -----------

  Fixed charges as defined               $     80,893        $    49,630         $  30,643       $     15,729       $     6,191
                                         ============        ===========         =========       ============       ===========
Ratio of Earnings to Fixed Charges               1.46               1.28              1.24               1.29              1.55
                                         ============        ===========         =========       ============       ===========



(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN Investment and its majority-owned subsidiaries, (b) MCN Investment's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.


(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period.

(4) In June 1996, MCN completed the sale of The Genix Group, its computer operations subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.